Exhibit 99.1

Antero Resources Announces Second Quarter 2023 Financial and Operational Results and Increased Production Guidance

Denver, Colorado, July 26, 2023—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its second quarter 2023 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Second Quarter 2023 Highlights:

•	Net production averaged 3.4 Bcfe/d

o	Liquids production averaged 192 MBbl/d, an increase of 16% from the year ago period

o	Natural gas production averaged 2.2 Bcf/d, flat from the year ago period

•	Realized a pre-hedge natural gas equivalent price of $2.89 per Mcfe, a $0.79 per Mcfe premium to NYMEX pricing

o	Realized a C3+ NGL price of $34.16 per barrel

o	Realized a pre-hedge natural gas price of $2.14 per Mcf, a $0.04 per Mcf premium to NYMEX pricing

•	Net loss was $83 million, Adjusted Net Loss was $84 million (Non-GAAP)

•	Adjusted EBITDAX was $113 million (Non-GAAP); net cash provided by operating activities was $155 million

•	Averaged over 11 completion stages per day per completion crew during the second quarter, a 3% increase sequentially and an increase of 40% compared to the 2022 average

•	Net Debt to trailing last twelve month Adjusted EBITDAX was 0.8x (Non-GAAP)

2023 Guidance Updates:

•	Increasing full year 2023 production guidance by 100 MMcfe/d, or 3%, to a range of 3.35 to 3.4 Bcfe/d

•	Decreasing cash production costs by $0.05 per Mcfe to a range of $2.35 to $2.45 per Mcfe

•	Decreasing realized natural gas price premium to NYMEX Henry Hub by $0.05 per Mcf to $0.00 to $0.10 per Mcf

Paul Rady, Chairman, CEO and President of Antero Resources commented, “Our second quarter results continue to build on the operational momentum that we achieved in the first quarter. During the quarter, we achieved a number of new company quarterly drilling and completion records, including footage drilled in a 24-hour period and completion stages pumped per day. These operational efficiencies are expected to result in lower maintenance capital expenditures going forward. Further, the continued strength in our well performance allows us to increase our 2023 production guidance by 3%, while maintaining the same capital budget.”

Mr. Rady continued, “The industry has responded to lower commodity prices through meaningful reductions in rig and completion activity. Looking ahead, we expect natural gas demand to increase on higher LNG exports and natural gas fired electric power burn, which in turn should further balance the market and support natural gas prices. We are uniquely positioned to benefit from increasing NYMEX prices with 75% of our natural gas being sold at Antero’s premium delivery points in the LNG corridor.”

Michael Kennedy, CFO of Antero Resources said, “Antero’s improved capital efficiency is expected to result in 2024 capital requirements that are 10% below our 2023 capital guidance. This capital program will target maintaining our increased 2023 production guidance. Further, the capital efficiency gains are expected to result in positive Free Cash Flow in 2023, and when combined with a higher natural gas strip, generate substantial Free Cash Flow in 2024. As a reminder, we target returning 50% of our Free Cash Flow to our shareholders.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2023 Guidance Update

Antero is increasing its full year 2023 production guidance to 3.35 to 3.4 Bcfe/d, an increase at the midpoint of 100 MMcfe/d, or 3%. The higher expected volumes are driven by strong well performance and capital efficiency gains, which more than offset lower ethane volumes due to the timing of the Shell ethane cracker.

Antero is decreasing its cash production expense guidance by $0.05 per Mcfe to a range of $2.35 to $2.45 per Mcfe reflecting lower fuel costs and production tax. Antero is also decreasing its natural gas realized price guidance by $0.05 per Mcf, to a range of $0.00 to $0.10 per Mcf due to the lower natural gas strip that reduces the BTU uplift Antero realizes.

	Full Year 2023 – Prior		Full Year 2023 – Revised
Full Year 2023 Guidance	Low	High	Low	High
Net Production (Bcfe/d)	3.25	3.30	3.35	3.4
Net Natural Gas Production (Bcf/d)	2.10	2.15	2.2	2.225
Net Liquids Production (Bbl/d)	184,000	195,000	188,000	199,000
Net Daily C3+ NGL Production	105,000	110,000	110,000	115,000
Net Daily Ethane Production (Bbl/d)	70,000	75,000	67,500	72,500
Net Daily Oil Production (Bbl/d)	9,000	10,000	10,500	11,500

Cash Production Expense ($/Mcfe)	$2.40	$2.50	$2.35	$2.45
Natural Gas Realized Price Expected Premium to NYMEX ($/Mcf)	$0.05	$0.15	$0.00	$0.10

Note: Any 2023 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the second quarter of 2023, Free Cash Flow was ($159) million.

	Three Months Ended June 30,
	2022	2023
Net cash provided by operating activities	$922,712	155,263
Less: Net cash used in investing activities	(259,717)	(287,236)
Plus: Contract termination	2,096	4,441
Less: Proceeds from sale of assets, net	—	(220)
Less: Distributions to non-controlling interests in Martica	(31,541)	(31,745)
Free Cash Flow	$633,550	(159,497)
Changes in Working Capital (1)	32,279	(52,709)
Free Cash Flow before Changes in Working Capital	$665,829	(212,206)

(1)	Working capital adjustments in the second quarter of 2022 include a decrease of $43 million in changes in current assets and liabilities and an increase of $11 million in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the second quarter of 2023 include a $51 million net increase in current assets and liabilities and a $2 million increase in accounts payable and accrued liabilities for additions to property and equipment.

During the first half of 2023, Free Cash Flow was $14 million.

	Six Months Ended June 30,
	2022	2023
Net cash provided by operating activities	$1,488,385	499,165
Less: Net cash used in investing activities	(474,834)	(638,040)
Plus: Payments for derivative monetizations	—	202,339
Plus: Contract termination	2,104	33,991
Less: Proceeds from sale of assets, net	(195)	(311)
Less: Distributions to non-controlling interests in Martica	(67,298)	(83,084)
Free Cash Flow	$948,162	14,060
Changes in Working Capital (1)	182,753	(202,474)
Free Cash Flow before Changes in Working Capital	$1,130,915	(188,414)

(1)	Working capital adjustments in the first half of 2022 include decreases of $179 million and $4 million for changes in current assets and liabilities and accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the first half of 2023 include a $211 million net increase in current assets and liabilities and a $9 million decrease in accounts payable and accrued liabilities for additions to property and equipment.

Return of Capital Program

Antero purchased 0.7 million shares for $16 million during the second quarter of 2023. Shares purchased during the quarter were used to offset tax withholding obligations related to the vesting of equity awards to Antero employees. Since the inception of the share repurchase program in the first quarter of 2022, Antero has purchased 31.1 million shares for approximately $1 billion, or 10% of common shares outstanding. The Company currently has approximately $1 billion of remaining capacity under the announced share repurchase program.

	Program to Date 1Q22 – 2Q23	Second Quarter 2023
Total shares purchased (MM) (1)	31.1	0.7
Share purchases ($MM)	1,043	16
% of common shares outstanding (2)	10%	NM

(1)	The total shares purchased during the period ended January 1, 2022 through June 30, 2023 and three months ended June 30, 2023 includes 3.2 million and 0.7 million shares of our common stock, respectively, related to satisfying tax withholding obligations incurred upon the vesting of equity awards held by our employees.
(2)	Shares outstanding as of June 30, 2023.

Second Quarter 2023 Financial Results

Net daily natural gas equivalent production in the second quarter averaged 3.4 Bcfe/d, including 192 MBbl/d of liquids, an increase of 5% from the second quarter of 2022. As a result of Antero’s focus on its liquids-rich Marcellus acreage, liquids volumes increased by 16%, while natural gas volumes were flat, each compared to the year ago period.

Antero’s average realized natural gas price before hedging was $2.14 per Mcf, a $0.04 per Mcf premium to the average first-of-month (“FOM”) NYMEX Henry Hub price.

The following table details average net production and average realized prices for the three months ended June 30, 2023:

	Three Months Ended June 30, 2023
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,242	10,670	111,813	70,484	3,400

					Combined
					Natural
					Gas
	Natural Gas	Oil	C3+ NGLs	Ethane	Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$2.14	$59.69	$34.16	$7.82	$2.89
NYMEX average price (1)	$2.10	$73.78			$2.10
Premium / (Discount) to NYMEX	$0.04	$(14.09)			$0.79

Settled commodity derivatives (2)	$0.02	$(0.29)	$(0.05)	$—	$0.01
Average realized prices after settled derivatives	$2.16	$59.40	$34.11	$7.82	$2.90
Premium / (Discount) to NYMEX	$0.06	$(14.38)			$0.80

(1)	The average index prices for natural gas and oil represent the New York Mercantile Exchange average first-of-month price and the Energy Information Administration calendar month average West Texas Intermediate future price, respectively.
(2)	These commodity derivative instruments include contracts attributable to Martica Holdings LLC (“Martica”), Antero’s consolidated variable interest entity. All gains or losses from Martica’s derivative instruments are fully attributable to the noncontrolling interests in Martica, which includes portions of the natural gas and all oil and C3+ NGL derivative instruments during the three months ended June 30, 2023.

Antero’s average realized C3+ NGL price was $34.16 per barrel. Antero shipped 54% of its total C3+ NGL net production on Mariner East 2 (“ME2”) for export and realized a $0.07 per gallon premium to Mont Belvieu pricing on these volumes at Marcus Hook, PA. Antero sold the remaining 46% of C3+ NGL net production at a $0.10 per gallon discount to Mont Belvieu pricing at Hopedale, OH. The resulting blended price on 112 MBbl/d of net C3+ NGL production was a $0.01 per gallon discount to Mont Belvieu pricing.

	Three Months Ended June 30, 2023
	Pricing Point	Net C3+ NGL Production (Bbl/d)	% by Destination	Premium (Discount) To Mont Belvieu ($/Gal)
Propane / Butane exported on ME2	Marcus Hook, PA	60,469	54%	$0.07
Remaining C3+ NGL volume	Hopedale, OH	51,344	46%	$(0.10)
Total C3+ NGLs/Blended Premium		111,813	100%	$(0.01)

All-in cash expense, which includes lease operating, gathering, compression, processing, and transportation, production and ad valorem taxes was $2.35 per Mcfe in the second quarter, a 10% decrease compared to $2.61 per Mcfe average during the second quarter of 2022. The decrease was due primarily to lower production tax and lower fuel costs as a result of lower commodity prices. Net marketing expense was $0.07 per Mcfe in the second quarter, a decrease from $0.09 per Mcfe during the second quarter of 2022. The decrease in net marketing expense was due to reduced firm transportation commitments between periods.

Second Quarter 2023 Operating Results

Antero placed 26 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 12,800 feet. Of the wells placed to sales, 20 of these wells have been on line for at least 60 days. The average 60-day rate per well was 26.5 MMcfe/d with approximately 1,236 Bbl/d of liquids per well assuming 25% ethane recovery. The remaining six wells were completed in early June. Pad highlights include:

•	A six well pad with an average lateral length of 15,900 feet had an average 60-day rate per well of 29.0 MMcfe/d, including approximately 1,744 Bbl/d of liquids per well assuming 25% ethane recovery

•	A seven well pad with an average lateral length of 12,700 feet had an average 60-day rate per well of 27.2 MMcfe/d, including approximately 1,436 Bbl/d of liquids per well assuming 25% ethane recovery

Drilling and completion activity during the second quarter of 2023 set numerous company records. These records include average stages per day for the quarter at 11.2 stages per day, average stages per day of an entire pad of 12.1 stages per day and a one-day record of 16 stages per day achieved in June. Drilling performance also improved during the quarter, averaging 6,055 lateral feet per day in the second quarter, up 8% from the first quarter 2023 average. Antero has achieved seven of its top 12 lateral feet per day records in 2023, including a high of 12,340 lateral feet per day.

Second Quarter 2023 Capital Investment

Antero’s accrued drilling and completion capital expenditures for the three months ended June 30, 2023, were $247 million. Through the first half of 2023, the Company has completed 2,467 of 4,209 stages, or 59%, of its 2023 budgeted completion stages.

In addition to capital invested in drilling and completion activities, the Company invested $36 million in land during the second quarter. During the quarter, Antero added approximately 8,000 net acres, representing over 27 incremental drilling locations at an average cost of $1 million per location. Through the first half of 2023, Antero has added approximately 20,000 net acres representing over 75 incremental drilling locations at an average cost of less than $1 million per location. Antero’s organic leasing efforts focus on acreage in close proximity to its current development plan. These incremental locations more than offset Antero’s maintenance capital plan that requires an average of 60 to 65 wells per year. In addition, these efforts allow Antero to increase the average lateral length in its development program, which is expected to average 14,500 feet for wells drilled in 2023, or 7% longer than the 2022 average of 13,600 feet. The Company believes this organic leasing program is the most cost effective approach to lengthening its core inventory position.

Commodity Derivative Positions

Antero did not enter into any new natural gas, NGL or oil hedges during the second quarter of 2023.

Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, for more information on all commodity derivative positions. For detail on current commodity positions, please see the Hedge Profile presentations at www.anteroresources.com.

Conference Call

A conference call is scheduled on Thursday, July 27, 2023 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 3, 2023 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13740094. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, August 3, 2023 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2022	2023
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$765,135	(83,084)
Net income and comprehensive income attributable to noncontrolling interests	46,898	15,151
Unrealized commodity derivative gains	(293,665)	(4,803)
Amortization of deferred revenue, VPP	(9,375)	(7,618)
Loss (gain) on sale of assets	71	(220)
Impairment of property and equipment	23,363	15,710
Equity-based compensation	8,171	13,512
Loss on early extinguishment of debt	4,414	—
Equity in earnings of unconsolidated affiliate	(14,713)	(19,098)
Contract termination	2,096	4,441
Tax effect of reconciling items (1)	64,914	(414)
	597,309	(66,423)
Martica adjustments (2)	(34,637)	(17,255)
Adjusted Net Income (Loss)	$562,672	(83,678)

Diluted Weighted Average Shares Outstanding (3)	334,561	300,141

(1)	Deferred taxes were approximately 23% and 21% for 2022 and 2023, respectively.
(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.
(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of income (loss) per share - diluted. Anti-dilutive weighted average shares outstanding for the three months ended June 30, 2022 and 2023 were 0.4 million and 15.3 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2022	2023
Credit Facility	$34,800	359,900
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	56,932	39,426
Unamortized debt issuance costs	(12,241)	(11,041)
Total long-term debt	$1,183,476	1,492,270
Less: Cash and cash equivalents	—	—
Net Debt	$1,183,476	1,492,270

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, plus payments for early contract termination or derivative monetization, less proceeds from asset sales or derivative monetization and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate return of capital. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our consolidated statements of cash flows, in each case, for the three months ended June 30, 2022 and 2023. Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2022	2023
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$765,135	(83,084)
Net income and comprehensive income attributable to noncontrolling interests	46,898	15,151
Unrealized commodity derivative gains	(293,665)	(4,803)
Amortization of deferred revenue, VPP	(9,375)	(7,618)
Loss (gain) on sale of assets	71	(220)
Interest expense, net	34,213	27,928
Loss on early extinguishment of debt	4,414	—
Income tax expense (benefit)	225,571	(29,833)
Depletion, depreciation, amortization and accretion	174,199	172,610
Impairment of property and equipment	23,363	15,710
Exploration expense	862	743
Equity-based compensation expense	8,171	13,512
Equity in earnings of unconsolidated affiliate	(14,713)	(19,098)
Dividends from unconsolidated affiliate	31,284	31,284
Contract termination, transaction expense and other	2,129	4,444
	998,557	136,726
Martica related adjustments (1)	(45,305)	(23,625)
Adjusted EBITDAX	$953,252	113,101

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$953,252	113,101
Martica related adjustments (1)	45,305	23,625
Interest expense, net	(34,213)	(27,928)
Amortization of debt issuance costs, debt discount and debt premium	1,064	861
Exploration expense	(862)	(743)
Changes in current assets and liabilities	(43,224)	51,144
Contract termination, transaction expense and other	(2,129)	(4,444)
Other items	3,519	(353)
Net cash provided by operating activities	$922,712	155,263

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
June 30,
2023
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$1,420,402
Net income and comprehensive income attributable to noncontrolling interests	161,502
Unrealized commodity derivative gains	(1,075,160)
Payments for derivative monetizations	202,339
Amortization of deferred revenue, VPP	(34,107)
Gain on sale of assets	(1,697)
Interest expense, net	107,074
Loss on early extinguishment of debt	30,959
Loss on convertible note inducement	255
Income tax expense	308,563
Depletion, depreciation, amortization, and accretion	681,266
Impairment of property and equipment	135,176
Exploration expense	3,388
Equity-based compensation expense	49,153
Equity in earnings of unconsolidated affiliate	(69,215)
Dividends from unconsolidated affiliate	125,138
Contract termination, transaction expense and other	59,973
2,105,009
Martica related adjustments (1)	(135,332)
Adjusted EBITDAX	$1,969,677

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2022	2023
Drilling and completion costs (cash basis)	$208,949	244,437
Change in accrued capital costs	7,842	2,316
Adjusted drilling and completion costs (accrual basis)	$216,791	246,753

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, realizing potential future fee rebates or reductions, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, lack of availability and cost of drilling, completion and production equipment and services and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, our ability to achieve our greenhouse gas reduction targets and the costs associated therewith, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2022	2023
Assets
Current assets:
Accounts receivable	$35,488	36,887
Accrued revenue	707,685	323,440
Derivative instruments	1,900	3,099
Prepaid expenses and other current assets	42,452	21,302
Total current assets	787,525	384,728
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	997,715	1,017,828
Proved properties	13,234,777	13,615,891
Gathering systems and facilities	5,802	5,802
Other property and equipment	83,909	91,255
	14,322,203	14,730,776
Less accumulated depletion, depreciation and amortization	(4,683,399)	(4,854,565)
Property and equipment, net	9,638,804	9,876,211
Operating leases right-of-use assets	3,444,331	3,262,253
Derivative instruments	9,844	7,934
Investment in unconsolidated affiliate	220,429	218,196
Other assets	17,106	17,488
Total assets	$14,118,039	13,766,810
Liabilities and Equity
Current liabilities:
Accounts payable	$77,543	60,911
Accounts payable, related parties	80,708	95,360
Accrued liabilities	461,788	366,038
Revenue distributions payable	468,210	359,487
Derivative instruments	97,765	35,509
Short-term lease liabilities	556,636	553,953
Deferred revenue, VPP	30,552	28,878
Other current liabilities	1,707	6,728
Total current liabilities	1,774,909	1,506,864
Long-term liabilities:
Long-term debt	1,183,476	1,492,270
Deferred income tax liability, net	759,861	792,149
Derivative instruments	345,280	59,224
Long-term lease liabilities	2,889,854	2,711,735
Deferred revenue, VPP	87,813	74,337
Other liabilities	59,692	61,903
Total liabilities	7,100,885	6,698,482
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 297,393 shares issued and 297,359 outstanding as of December 31, 2022, and 300,359 shares issued and outstanding as of June 30, 2023	2,974	3,004
Additional paid-in capital	5,838,848	5,803,634
Retained earnings	913,896	1,019,256
Treasury stock, at cost; 34 shares and zero shares as of December 31, 2022 and June 30, 2023, respectively	(1,160)	—
Total stockholders' equity	6,754,558	6,825,894
Noncontrolling interests	262,596	242,434
Total equity	7,017,154	7,068,328
Total liabilities and equity	$14,118,039	13,766,810

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2023
Revenue and other:
Natural gas sales	$1,558,994	437,130
Natural gas liquids sales	702,388	397,733
Oil sales	89,185	57,962
Commodity derivative fair value gains (losses)	(265,662)	8,284
Marketing	106,150	43,793
Amortization of deferred revenue, VPP	9,375	7,618
Other revenue and income	1,255	785
Total revenue	2,201,685	953,305
Operating expenses:
Lease operating	25,253	28,748
Gathering, compression, processing and transportation	656,212	663,975
Production and ad valorem taxes	81,842	36,158
Marketing	131,298	66,175
Exploration and mine expenses	1,394	743
General and administrative (including equity-based compensation expense of $8,171 and $13,512 in 2022 and 2023, respectively)	44,439	53,901
Depletion, depreciation and amortization	173,395	171,406
Impairment of property and equipment	23,363	15,710
Accretion of asset retirement obligations	804	1,204
Contract termination	2,096	4,441
Loss (gain) on sale of assets	71	(220)
Total operating expenses	1,140,167	1,042,241
Operating income (loss)	1,061,518	(88,936)
Other income (expense):
Interest expense, net	(34,213)	(27,928)
Equity in earnings of unconsolidated affiliate	14,713	19,098
Loss on early extinguishment of debt	(4,414)	—
Total other expense	(23,914)	(8,830)
Income (loss) before income taxes	1,037,604	(97,766)
Income tax benefit (expense)	(225,571)	29,833
Net income (loss) and comprehensive income (loss) including noncontrolling interests	812,033	(67,933)
Less: net income and comprehensive income attributable to noncontrolling interests	46,898	15,151
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$765,135	(83,084)

Income (loss) per share—basic	$2.46	(0.28)
Income (loss) per share—diluted	$2.29	(0.28)

Weighted average number of shares outstanding:
Basic	310,535	300,141
Diluted	334,561	300,141

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2022	2023
Cash flows provided by (used in) operating activities:
Net income including noncontrolling interests	$637,337	193,269
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	345,031	341,070
Impairments	45,825	31,270
Commodity derivative fair value losses (gains)	1,277,042	(134,476)
Losses on settled commodity derivatives	(844,713)	(10,787)
Payments for derivative monetizations	—	(202,339)
Deferred income tax expense	171,707	32,288
Equity-based compensation expense	12,820	26,530
Equity in earnings of unconsolidated affiliate	(39,891)	(36,779)
Dividends of earnings from unconsolidated affiliate	62,569	62,569
Amortization of deferred revenue	(18,647)	(15,151)
Amortization of debt issuance costs, debt discount and debt premium	2,515	1,732
Settlement of asset retirement obligations	(886)	(633)
Loss (gain) on sale of assets	1,857	(311)
Loss on early extinguishment of debt	15,068	—
Loss on convertible note inducement	—	86
Changes in current assets and liabilities:
Accounts receivable	53,623	(1,399)
Accrued revenue	(360,612)	384,245
Other current assets	(22,566)	21,294
Accounts payable including related parties	50,378	12,701
Accrued liabilities	37,203	(102,668)
Revenue distributions payable	40,166	(108,723)
Other current liabilities	22,559	5,377
Net cash provided by operating activities	1,488,385	499,165
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(72,072)	(110,447)
Drilling and completion costs	(393,506)	(517,591)
Additions to other property and equipment	(11,162)	(9,058)
Proceeds from asset sales	195	311
Change in other assets	1,711	(1,255)
Net cash used in investing activities	(474,834)	(638,040)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(293,051)	(75,356)
Repayment of senior notes	(658,906)	—
Borrowings on bank credit facilities, net	70,800	325,100
Convertible note inducement	—	(86)
Distributions to noncontrolling interests in Martica Holdings LLC	(67,298)	(83,084)
Employee tax withholding for settlement of equity compensation awards	(64,819)	(27,357)
Other	(277)	(342)
Net cash provided by (used in) financing activities	(1,013,551)	138,875
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$89,326	51,927
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(3,504)	(8,353)

The following table sets forth selected financial data for the three months ended June 30, 2022 and 2023:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2022	2023	(Decrease)	Change
Revenue:
Natural gas sales	$1,558,994	437,130	(1,121,864)	(72)%
Natural gas liquids sales	702,388	397,733	(304,655)	(43)%
Oil sales	89,185	57,962	(31,223)	(35)%
Commodity derivative fair value gains (losses)	(265,662)	8,284	273,946	*
Marketing	106,150	43,793	(62,357)	(59)%
Amortization of deferred revenue, VPP	9,375	7,618	(1,757)	(19)%
Other revenue and income	1,255	785	(470)	(37)%
Total revenue	2,201,685	953,305	(1,248,380)	(57)%
Operating expenses:
Lease operating	25,253	28,748	3,495	14%
Gathering and compression	223,650	211,691	(11,959)	(5)%
Processing	219,100	262,642	43,542	20%
Transportation	213,462	189,642	(23,820)	(11)%
Production and ad valorem taxes	81,842	36,158	(45,684)	(56)%
Marketing	131,298	66,175	(65,123)	(50)%
Exploration and mine expenses	1,394	743	(651)	(47)%
General and administrative (excluding equity-based compensation)	36,268	40,389	4,121	11%
Equity-based compensation	8,171	13,512	5,341	65%
Depletion, depreciation and amortization	173,395	171,406	(1,989)	(1)%
Impairment of property and equipment	23,363	15,710	(7,653)	(33)%
Accretion of asset retirement obligations	804	1,204	400	50%
Contract termination	2,096	4,441	2,345	112%
Loss (gain) on sale of assets	71	(220)	(291)	*
Total operating expenses	1,140,167	1,042,241	(97,926)	(9)%
Operating income (loss)	1,061,518	(88,936)	(1,150,454)	*
Other earnings (expenses):
Interest expense, net	(34,213)	(27,928)	6,285	(18)%
Equity in earnings of unconsolidated affiliate	14,713	19,098	4,385	30%
Loss on early extinguishment of debt	(4,414)	—	4,414	*
Total other expense	(23,914)	(8,830)	15,084	(63)%
Income (loss) before income taxes	1,037,604	(97,766)	(1,135,370)	*
Income tax benefit (expense)	(225,571)	29,833	255,404	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	812,033	(67,933)	(879,966)	*
Less: net income and comprehensive income attributable to noncontrolling interests	46,898	15,151	(31,747)	(68)%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$765,135	(83,084)	(848,219)	*

Adjusted EBITDAX	$953,252	113,101	(840,151)	(88)%

* Not meaningful

The following table sets forth selected financial data for the three months ended June 30, 2022 and 2023:

	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2022	2023	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	203	204	1	*
C2 Ethane (MBbl)	4,025	6,414	2,389	59%
C3+ NGLs (MBbl)	10,156	10,175	19	*
Oil (MBbl)	906	971	65	7%
Combined (Bcfe)	294	309	15	5%
Daily combined production (MMcfe/d)	3,228	3,400	172	5%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$7.67	2.14	(5.53)	(72)%
C2 Ethane (per Bbl) (4)	$22.42	7.82	(14.60)	(65)%
C3+ NGLs (per Bbl)	$60.28	34.16	(26.12)	(43)%
Oil (per Bbl)	$98.49	59.69	(38.80)	(39)%
Weighted Average Combined (per Mcfe)	$8.00	2.89	(5.11)	(64)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$4.94	2.16	(2.78)	(56)%
C2 Ethane (per Bbl) (4)	$22.42	7.82	(14.60)	(65)%
C3+ NGLs (per Bbl)	$59.84	34.11	(25.73)	(43)%
Oil (per Bbl)	$97.73	59.40	(38.33)	(39)%
Weighted Average Combined (per Mcfe)	$6.10	2.90	(3.20)	(52)%
Average costs (per Mcfe):
Lease operating	$0.09	0.09	—	*
Gathering and compression	$0.76	0.68	(0.08)	(11)%
Processing	$0.75	0.85	0.10	13%
Transportation	$0.73	0.61	(0.12)	(16)%
Production and ad valorem taxes	$0.28	0.12	(0.16)	(57)%
Marketing expense, net	$0.09	0.07	(0.02)	(22)%
General and administrative (excluding equity-based compensation)	$0.12	0.13	0.01	8%
Depletion, depreciation, amortization and accretion	$0.59	0.56	(0.03)	(5)%

(1)	Production data excludes volumes related to the VPP.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.

(4)	The average realized price for the three months ended June 30, 2023 includes $6 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives would have been $7.65 per Bbl.